Exhibit 10.32

PRIVATE AND CONFIDENTIAL

BY ELECTRONIC MAIL

EMPLOYMENT AGREEMENT

Date: August 25, 2025

BETWEEN

Vision Marine Technologies Inc., a duly incorporated Canadian corporation with its head office at 730 Boulevard du Curé-Boivin, Boisbriand, Quebec, Canada, represented by Mr. Alexandre Mongeon in his capacity as President (hereinafter the “Company”),

AND

Mr. Maxime Poudrier, residing at 127 Chemin des Patriotes est, St-Jean-Sur-Richelieu, Quebec, Canada, J2X 0E4 (hereinafter The “Employee”).

WHEREAS

●	The Company wishes to employ the Employee as Chief Operating Officer (COO), with strategic oversight of OEM portfolio and operational alignment at both Vision Marine and Nautical Ventures;
●	The Employee agrees to such employment under the terms and conditions set forth herein;
●	The parties wish to formalize and confirm the terms and conditions of such employment.

CONTINUITY OF EMPLOYMENT AND RESPONSIBILITIES

This Agreement supersedes and replaces any prior employment agreements between the parties solely due to the Employee’s promotion to an Officer position within the Company. Notwithstanding this transition, all service time, tenure, and employment history with the Company shall be fully recognized and preserved. Additionally, any responsibilities, duties, and projects previously assigned to the Employee and still ongoing shall remain in effect and continue under this new Agreement, unless otherwise modified by mutual written agreement.

ARTICLE 1 – INTERPRETATION

1.1Definitions: As used in this Agreement, the terms shall have the meanings assigned herein.

1.2Preamble: The preamble forms an integral part of this Agreement.

ARTICLE 2 – TERM OF EMPLOYMENT

2.1The employment shall be for a fixed term of two (2) years, commencing on August 15, 2025, and ending on August 14, 2027, unless terminated earlier in accordance with the provisions of this Agreement.

2.2Any extension or renewal of this Agreement beyond the initial term shall be subject to mutual written agreement between the Company and the Employee no later than sixty (60) days prior to the expiration of the term.

ARTICLE 3 – DUTIES AND RESPONSIBILITIES

3.1The Employee shall serve as Chief Operating Officer (COO) of the Company.

3.2In this role, the Employee shall:

Operational Leadership

●	Oversee day-to-day execution across production, sales, engineering, logistics, after-sales, and corporate operations;
●	Ensure all departments are aligned with KPIs, growth milestones, and quarterly deliverables;

OEM and Vendor Oversight

●	Lead all corporate-level OEM and vendor relationships;
●	Negotiate and manage contracts to protect margin, secure exclusivity, and ensure supply chain reliability;
●	Align OEM/vendor activities with product roadmap and sales goals;

Financial Planning

●	Partner with Finance to develop budgets, multi-year forecasts, and cash flow models;
●	Monitor performance against budget and adjust operational plans as needed;

Sales, Marketing & Brand Alignment

●	Collaborate with Marketing to synchronize campaigns with operational readiness and retail capacity;

Human Resource & Talent Planning

●	Deploy and develop human resources retention and growth plan across Vision Marine and Nautical Ventures;
●	Ensure leadership depth, staffing models, and succession planning are in place;

Strategic Alignment with Executive Leadership

●	Work closely with the Chief Executive Officer, Chief Technical Officer, Chief Revenue Officer, and other executives to synchronize product development, commercial execution, and operational scale;

New Brand Development, Partnerships & Acquisitions

●	Identify and evaluate new OEM brands, product lines, and technology partners;
●	Drive partnership development and support M&A initiatives in North America and internationally.

Continued Oversight at Nautical Ventures

●	Maintain direct accountability for OEM brand portfolio oversight;
●	Establish and chair a Brand Portfolio Committee;
●	Deploy real-time profitability tracking and ensure operational alignment between NV’s sales and Vision Marine’s supply, production, and technology platforms.

3.3The Employee shall report to the President or any person designated by the President.

3.4The Employee’s primary work location shall be split between Montreal and Florida, with significant travel across North America, particularly to the United States of America.

3.5The Company shall cover all reasonable and necessary travel expenses related to this Agreement.

ARTICLE 4 – COMPENSATION

4.1The Employee shall receive an annual gross salary of USD $150,000, payable bi-weekly and subject to applicable withholdings.

4.2The Employee shall be entitled to receive a commission equal to two percent (2%) of the transaction value on any contract of boat sales, powertrain sales, partnership agreement, or other commercial transaction directly generated through his efforts, payable upon collection. This entitlement shall also apply to any merger, acquisition, corporate fusion, or sale (in whole or in part) of the Company’s Vision Marine powertrain division, or any business unit substantially comprising the Company’s electric powertrain assets, provided that the Employee has materially contributed to the initiation, negotiation, or execution of such transaction.

4.3For clarity, “net revenue or transaction value” shall mean the total consideration actually received by the Company (whether in cash, securities, or other assets) less any applicable transaction costs, brokerage fees, and taxes directly related to the transaction.

4.4Any commission payable under this section shall become due and payable within thirty (30) days following the Company’s actual receipt of payment or closing of the applicable transaction, whichever occurs later.

4.5The Employee shall be entitled to receive a USD $10,000 incentive bonus for every relevant milestone achieved such as, successful certification process for powertrain or batteries (Major system component) and/or technological audit, special projects, etc. This process shall be closely monitored and mutually agreed with both the internal team and the board of directors.

4.6Eligibility for Existing Sales Commission Incentives

In addition to the commissions and incentive payments described herein, the Employee shall remain eligible to participate in and receive the same sales commission incentives that are in place for the Company’s sales team, as such programs existed prior to the execution of this Agreement, subject to the same terms, conditions, and payment schedules applicable to those programs.

4.7No Earnings Cap

Notwithstanding any other provision of this Agreement, there shall be no maximum limit or cap on the total compensation, commissions, bonuses, or other incentive payments the Employee may earn under this Agreement.

4.8Post-Termination Commission Protection

If, within twelve (12) months following the termination of the Employee’s employment for any reason other than termination for cause, the Company receives payment or closes a transaction that was initiated, materially negotiated, or substantially advanced by the Employee during his employment, the Employee shall remain entitled to any commissions or incentive payments that would have been payable under Sections 4.2 and 4.9 had the Employee remained employed, payable on the same terms as if the Employee were still in service.

4.9Eligibility for Existing Sales Commission Incentives

In addition to the commissions and incentive payments described herein, the Employee shall remain eligible to participate in and receive the same sales commission incentives that are in place for the Company’s sales team, as such programs existed prior to the execution of this Agreement, subject to the same terms, conditions, and payment schedules applicable to those programs.

ARTICLE 5 – BENEFITS AND EXPENSES

5.1Vacation: Four (4) weeks annually, accrued monthly or eight (8) % of gross salary.

5.2Expenses: All pre-approved, job-related expenses shall be reimbursed upon submission of supporting documentation and/or being spent with a corporate credit card following internal protocols.

5.3Housing Allowance: A monthly stipend of USD $1,500 to cover housing costs in Florida with a proof of lease under the Employee’s name. This amount will be variable based on relocation expenses and chosen location for duty purposes and could be revised if mutually agreed between the Employee and the internal team.

5.4Vehicle: The Employee shall have access to a Company-owned vehicle in Canada and USA for work duties.

5.5Cell Phone: Provided by the Company.

5.6Insurance: The Company shall enroll the Employee in a corporate insurance when possible. Employee shall be eligible to receive those benefits that the Company currently has in place, including but not limited to life, health and disability insurance, pension, deferred compensation and incentive plans, and drug and dental coverage plans that are generally made available to its full-time employees, subject to the terms and conditions thereof and the standard probationary period. All benefits can be changed at any time, and from time to time, at the sole discretion of the Company. In the case of a health insurance plan, if the Company does not have such a plan in place, the Employee will be entitled to a monthly allowance of up to $1000/month USD, payable on a monthly basis.

5.7The Employee may be eligible to participate in such other incentive compensation programs as may be provided to similarly-situated employees of the Company from time-to-time.

5.8The Board may award additional discretionary bonuses based on exceptional company and/or individual performance.

ARTICLE 6 – EMPLOYEE OBLIGATIONS

The Employee agrees to:

●	Support cross-functional operations between Florida and Boisbriand, Montreal;
●	Ensure integration and operational alignment of all OEM/vendor relationships;
●	Implement executive directives and strategic initiatives set by the CEO;
●	Complete quarterly business reviews with department heads;
●	Assist with any special projects as directed by the President and CEO.

ARTICLE 7 – CONFIDENTIALITY AND INTELLECTUAL PROPERTY

7.1The terms of the Mutual Non-Disclosure Agreement dated September 1, 2023, between the parties are incorporated herein by reference and shall remain binding during and after employment.

7.2All work products, inventions, designs, and intellectual property developed during employment shall be the sole property of the Company.

ARTICLE 8 – TERMINATION

8.1Either party may terminate with cause in accordance with applicable labor standards;

8.2	The Company may terminate without cause with 60 days' written notice or payment in lieu;
8.3	The Employee may resign with 60 days’ written notice;

8.4Upon termination, all Company property must be returned immediately.

8.5Severance : In the event the Company terminates the Employee’s employment without cause, the Employee shall be entitled to severance equal to twelve (12) months of base salary at the rate in effect on the termination date, in addition to any accrued but unpaid salary, vacation pay, and other amounts owing under this Agreement. Such severance shall be payable in accordance with the Company’s standard payroll schedule, unless otherwise agreed in writing.

ARTICLE 9 – NON-COMPETITION

9.1For six (6) months after termination, the Employee shall not:

●	Engage in any business in North America that directly competes with the Company in the electric marine propulsion industry;

ARTICLE 10 – RELOCATION AND ESTABLISHMENT IN THE USA

10.1Relocation Incentive:

When applicable and subject to prior written approval by the Company’s President, the Employee shall be entitled to a relocation incentive of up to USD $10,000 to cover reasonable and documented expenses directly related to relocating for work purposes. Eligible expenses may include, but are not limited to, transportation of personal effects, travel costs for the Employee and immediate family, temporary accommodation, and related incidental costs. Payment of the relocation incentive shall be made upon presentation of receipts or other satisfactory proof of expenses, in accordance with the Company’s expense policies.

10.2Continuity of Agreement upon Establishment in the USA:

Should the Employee become officially established as a resident of the United States during the term of this Agreement, all terms, rights, and obligations herein shall remain fully in effect, unless otherwise amended by mutual written consent of both parties. The Employee’s relocation or change in residency status shall not, in itself, alter or nullify any provision of this Agreement.

10.3Benefits Portability Upon Relocation to the United States:

In the event the Employee becomes officially established as a resident of the United States during the term of this Agreement, the Company shall ensure that health insurance coverage transitions smoothly without any gap in coverage.

The Company shall provide a plan of equivalent or greater coverage to that provided immediately prior to relocation, or, if no such plan is available, a monthly allowance sufficient to obtain comparable private coverage in the United States.

ARTICLE 11 – MISCELLANEOUS

11.1  This Agreement supersedes all prior verbal or written agreements.

11.2  Amendments must be in writing and signed by both parties.

11.3  This Agreement shall be governed by the laws of the province of Quebec and the laws of Canada applicable therein.
11.4  Any dispute shall be resolved by the competent courts of the province of Quebec, judicial district of Montreal.

11.5  It is the express wish of the Parties that this Agreement and all related documents, including notices and other communications, be drawn up in the English language only. Il est la volonté expresse des parties que cette convention et tous les documents s’y rattachant, y compris les avis et les autres communications, soient rédigés et signés en anglais seulement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FOR THE COMPANY:

Name:	Alexandre Mongeon

Title:	Chief Executive Officer

Signature:

EMPLOYEE:

Name:	Maxime Poudrier

Title:	Chief Operating Officer

Signature: